Exhibit 99.1

PRESS RELEASE
August 14, 2024

TEP Will Build New Battery System to Support Reliability

Tucson, Ariz. – Tucson Electric Power (TEP) will build a second large battery system in southeast Tucson to store solar and other energy until later in the day to satisfy customers’ peak energy needs.

TEP’s 200-megawatt (MW) Roadrunner Reserve II system will store 800 megawatt hours of energy, enough to serve approximately 42,000 homes for four hours when deploying at full capacity. The system is scheduled to begin operation in early 2026, a year after the similarly sized Roadrunner Reserve energy storage system begins operating on the same site.

The side-by-side systems will be the largest energy storage resources in TEP’s portfolio and among the largest in Arizona. TEP expects to charge both grid-connected batteries in the morning and early afternoon, when solar resources produce the most energy. Stored energy will be delivered later in the day when energy use typically is at its highest.

“Our new Roadrunner Reserve II system will help us make the most of intermittent resources, especially during the summer when usage is highest and customers are counting on us the most,” said Susan Gray, TEP’s President and CEO. “We need additional energy storage as part of a diverse energy portfolio to support service reliability.”

The projects will be built next to a southeast-side TEP substation. Construction of Roadrunner Reserve is ongoing, while construction of Roadrunner Reserve II is scheduled to begin later this year.

Battery systems help TEP and other utilities make better use of wind and solar resources by “shifting” their output to periods of greatest need. They also can help smooth out imbalances throughout the day as clouds block the sun or wind patterns shift, reducing the amount of clean energy produced by renewable resources. Currently, TEP has 50 MW of energy storage capacity, including a 30-MW battery energy storage system at the Wilmot Energy Center and several smaller systems.

TEP will own and operate both Roadrunner Reserve systems, which will be designed and built by Scottsdale-based DEPCOM Power, Inc. Both systems will use lithium iron phosphate battery units, a newer technology that offers longer life and safer operation than other types of battery systems.

Roadrunner Reserve I and II align with TEP’s 2023 Integrated Resource Plan to meet future energy demand with a balanced portfolio of wind, solar and natural gas generation, as well as energy storage systems. The plan also set TEP’s aspirational goal of achieving net zero direct greenhouse gas emissions by 2050.

The new project builds on TEP’s recent efforts to reliably and affordably expand the use of renewable resources and energy storage systems. Earlier this year, we announced plans for Winchester Solar, an 80-MW solar array and an 80-MW battery system that will come online in 2027. Torch Clean Energy will

Exhibit 99.1
build, own and operate the systems for TEP on a site about 18 miles west of Willcox. The facility will produce enough energy each year to serve the annual energy needs of about 11,000 homes.

In 2022, we built a new 12.5-MW solar array designed for customers who want to go solar through TEP’s GoSolar programs. In 2021, TEP added more than 450 MW of new wind and solar capacity, more than doubling our total renewable energy portfolio. We're also exploring options to invest in additional energy storage, fast-ramping natural gas generators and other facilities needed to support new renewable resources.

Roadrunner Reserve II was selected through TEP’s 2024 all-source request for proposals (ASRFP) process. This process identifies the most cost-effective projects among competing, technology-agnostic proposals that satisfy specific energy requirements.

TEP and sister company UniSource Energy Services are currently evaluating other proposals submitted in response to the ASRFP process. The request identified a need for up to 625 MW of renewable and energy efficiency resources and up to 825 MW of “firm capacity” resources that could be called upon at any time.

TEP provides safe, reliable electric service to about 447,000 customers in Southern Arizona. For more information, visit tep.com. TEP and its parent company, UNS Energy, are subsidiaries of Fortis Inc., a leader in the North American regulated electric and gas utility industry. For more information visit fortisinc.com.

News Media Contact:
Joseph Barrios
(520) 884-3725
jbarrios@tep.com